EXHIBIT 99.1

Orsus Xelent Technologies, Inc. Announces
Appointment of New CEO and Directors

NEW YORK, NY—April 2, 2009 -- Orsus Xelent Technologies, Inc. (AMEX:ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, announced today that its Board of Directors has appointed Mr. Guoji Liu to serve  as CEO and director of the Company effective immediately. He replaces Mr. Xin Wang, former CEO and a director, who has resigned from the Company for personal reasons. Additionally, Mr. Jian Gao, an independent director of the Board who served as a member of the Board’s Audit Committee and Compensation Committee, resigned from the Board for personal reasons, and Board member Mr. Peng Wang has been elected by the Board to be a member of the Audit Committee having previously served on the Nominating Committee.

Mr. Yu Liu, Chairman of Orsus Xelent, stated, "On behalf of the Board, I would like to thank Mr. Xin Wang and Mr. Jian Gao for their past services to the Company and wish them every success in their future endeavors. We are very pleased that Mr. Guoji Liu, with his strong record of success, has accepted the positions of CEO and  member of the board, and look forward to the fresh energy we think he can bring to leading the Company.  I also would like to offer our sincere thanks to Mr. Peng Wang for assuming his new responsibilities as a member of the Audit Committee.”

Confident Of New Levels Of Success

The Company’s new CEO, Mr. Guoji Liu, 39, is a 15 year veteran of the cell phone industry who has been a Deputy General Manager of the Company since 2007 where he has helped capture a considerable market share for the Company’s mid-level and low end products.  His previous positions include: Supervisor of the Pantech Beijing office and Sales Director for Xiamen Chabridge Telecom Equipment Co. Ltd, where he launched numerous new phone models; General Manager of the marketing department at Tianjin Sanyo Telecommunication Corp., where he led that Company’s successful efforts to win CDMA contracts and penetrate some of China’s largest provinces with Sanyo CDMA phones; and Account Manager for Beijing Nokia Telecommunications Ltd, where he led the sales and marketing effort in Jiangsu and Jiangxi provinces.  He also served as assistant to the CEO of Beijing Huasong PYPO Group Co. Ltd.

The new CEO, Mr. Guoji Liu, stated, “Orsus is an emerging and creative brand in China, with innovative product concepts and sales models. Further, the Company was developed with a flexible corporate structure and well-trained dynamic personnel with innovative thinking.  Consequently, I strongly believe the Company will quickly adapt to the changing market demand in China, just as it has before, and attain new levels of success.  Further, while the telecom industry restructuring is continuing, it will fuel new growth and development.  As a Company, we will continue to monitor market trends and be ready to make any needed adjustments to succeed.”

He added, “Together with my colleagues at Orsus Xelent, I am confident we can accomplish new missions and challenges.  We will do our best to improve upon the Company’s outstanding achievements and to advance the interests of all stockholders.”

Directors

The Company said that Mr. Peng Wang, who has been a director of the Company since February 2007, will serve as a member of the Board’s Audit Committee effective March 27, 2009. He earned his Master of Business Administration degree at the Peking University in China in July 2005 and received his B.A. as a financial accounting student from Central University of Finance and Economics in September 1996. He has since had a successful career in the IT and telecommunication industries. Since June 2003, he has served as a General Manager of Beijing Youlilianxu Technology Co., Ltd. From January 2001 to February 2003, he worked as the Duty General Manager of Zhongke Lingzhi Technology Co., Ltd. From September 1999 to December 2000, he was the marketing manager of Shunjie Consulting Technology Co., Ltd. where he was responsible for establishing and implementing marketing strategy, recruiting and selecting new talents, and demonstrating and presenting products in many exhibitions to attain sales and profit.

The Company said that with the new appointments, the Company’s Board is now comprised of five members. They are Mssrs. Yu Liu, Naizhong Che (independent director), Zhixiang Zhang (independent director), Peng Wang (independent director) and Guoji Liu. The three independent directors, with two each per committee, were also appointed to serve on the Nomination/Corporate Governance Committee, the Audit Committee and the Compensation Committee of the Board.

About Orsus Xelent Technologies, Inc.
Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (PRC). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as finger print recognition and touch-screen displays. Increasingly, the Company is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in New York, Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contacts:

Orsus Xelent Technologies, Inc.
Guoji Liu
Director & CEO

PRC:
Tel: 010-8565-3777
Fax: 010-8565-3666

US:
Investors:
Tel: 212-402-7803
Fax: 212-425-6951

Press:
Tel: 212-425-5700
Fax: 212-425-6951